Exhibit 1

Rio de Janeiro, January 9, 2015.

Brazilian Securities and Exchange Commission

Rua Sete de Setembro, 111, 5º andar, Centro

Rio de Janeiro, RJ

20050-901

Attn.:	Fernando Soares Vieira

Superintendence of Corporate Relations

Frederico Shu

Company Monitoring Department – 4 (Acting)

Ref.: Official Letter/CVM/SEP/GEA-4/N. 008/2015

Dear Sirs,

In reference to the Official Letter/ CVM/SEP/GEA-4/N. 008/2015, received by Oi S.A. (“Oi” or the “Company”), attached hereto, through which the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários – CVM) requested information from the Company regarding statements related to an article in the newspaper Valor Econômico dated January 9, 2015 under the heading “PwC Report is unclear, but Bava is mentioned (Relatório da PwC pouco esclarece, mas Bava é citado),” and the description of any measures taken or to be taken by the Company, Oi hereby presents its consideration and clarification regarding this matter.

The Company clarifies that it became aware of the content of the results of the analysis prepared by PwC and published in a Notice of Portugal Telecom, SGPS, S.A. (“PT SGPS”) on January 8, 2015, and informs that it concentrated its efforts on the verification of these facts and will take all appropriate measures to clarify these facts. The Company also informs that it took all precautions and acted pursuant to high standards of diligence to preserve the Company and its shareholders, as required by applicable law.

The Company also reiterates that it was neither informed nor participated in the decisions related to the investments made in Rio Forte, which were implemented prior to the subscription and payment of the capital of Oi by PT SGPS, which occurred in late April and early May 2014, respectively.

Specifically in relation to the references in PwC’s analysis to Zeinal Bava, the former Chief Executive Officer of Oi, the Company clarifies that it will request clarifications from Zeinal Bava in respect of the veracity of the facts described by PwC.

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The Company will maintain its shareholders and the market informed of any material events related to this subject.

Sincerely,

Oi S.A.

Bayard De Paoli Gontijo

Chief Executive and Financial Officer and Investor Relations Officer

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OFFICIAL LETTER/CVM/SEP/GEA-4/No. 008/2015

Rio de Janeiro, January 9, 2015

To MR.

BAYARD DE PAOLI GONTIJO

Investor Relations Officer of

OI S.A.

Rua Humberto de Campos No. 425 / 8th floor

Leblon

22430-190 - Rio de Janeiro – RJ

Fax: 21-3131-1383

E-mail: invest@oi.net.br

SUBJECT:	Manifestation request.

             CVM PROCEEDING No. RJ-2013-10549.

             Mr. Officer,

We refer to the article published today in the newspaper Valor Econômico, under the heading “PwC Report is unclear, but Bava is mentioned (Relatório da PwC pouco esclarece, mas Bava é citado),” which contains the following statements:

“[.…] For Oi, the involvement of Bava is crucial. The company itself, which declares itself a victim, said it was waiting for the report. [.…]

The knowledge or not of Zeinal Bava, CEO of Oi, about the investments in Rio Forte has the potential to decide the developments of this episode [.…].

The question is what Oi will do with the suspicions that PwC raises, but does not conclude, about Bava. Investors question whether the company will internally investigate the matter to decide, based on stronger evidence, whether or not to consider judicial measures.”

In this regard, we request the Company’s response to the statements in the news and a description of any measures taken or to be taken by Oi S.A.

The response should be sent to the IPE System, Category: Notice to the Market, Type: Clarifications on CVM/BOVESPA Consultation and Subject: News Disclosed in Media

In the response to be delivered the content of this Official Letter must be transcribed before the response.

We caution that it will be responsibility of this administrative authority, in the exercise of its statutory duties and, on the grounds of paragraph II of Article 9 of Law No. 6,385/1976, and Article 7, in conjunction with Article 9 of CVM No. 452/2007, to decide on the punitive fine, in the amount of R$ 1,000.00 (one thousand reais), without prejudice to other administrative sanctions, for the non-compliance with

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the requirements contained in this Official Letter within 24 hours after the knowledge of the terms of this letter, also sent by fax and email.

Best Regards,

FREDERICO SHU Company Monitoring Manager – 4 In Office	FERNANDO SOARES VIEIRA Corporate Relations Superintendent

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